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                                                       Exhibit C2

NEES ENERGY, INC.
Statement of Cash Flows
(Thousands of Dollars)
For the Twelve Months Ended September 30, 1998
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                      ($14,396)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation and amortization                            856
     Deferred federal and state income taxes                 (725)
     Undistributed loss in subsidiary                       2,145
     (Increase) decrease in accounts receivable and
     Unbilled revenue                                      (2,635)
     (Increase) decrease in inventory                     (12,795)
     (Increase) decrease in prepaid and other
       current assets                                         171
     Increase (decrease) in accounts payable                1,549
     Increase (decrease) in accrued liabilities            (2,738)
     Other, net                                            (1,574)
                                                         --------
Net cash  provided by (used in) operating activities      (30,142)
                                                         --------

Investing activities:
  Fixed asset expenditures                                 (1,497)
  Investment in Weatherwise                                  (600)
  Investment in AllEnergy Marketing Co.,L.L.C.             (4,708)
  Acquisition of Northeastern Fuels fixed assets           (3,350)
  Investment in PAL Energy                                (13,645)
                                                         --------
Net cash used in investing activities                     (23,800)
                                                         --------


Financing Activities:
  Subordinated notes payable to parent-issues              50,562
  Capital contribution from parent                         10,805
  Decrease in short-term debt                              (1,000)
                                                         --------
Net cash provided by financing activities                  60,367
                                                         --------

Net increase (decrease) in cash and cash equivalents        6,425


Cash and cash equivalents at beginning of period               79
                                                         --------
Cash and cash equivalents at end of period                $ 6,504
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